090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CytoSorbents Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Please see the attached Certificate of Amendment, which amends and restates the first paragraph of Article THIRD of the Articles in its entirety.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 64.37%

4. Effective date and time of filing: (optional) Date: December 3, 2014 Time: 5pmET

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Dr. Phillip P. Chan

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
CYTOSORBENTS CORPORATION
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The undersigned, for purposes of amending the Articles of Incorporation, as amended (the "Articles") of CytoSorbents Corporation, a corporation organized and existing under and by virtue of Chapter 78 of the Nevada Revised Statutes, does hereby certify as follows:

FIRST: The name of the Corporation is CytoSorbents Corporation (the "Corporation").

SECOND: The first paragraph of Article THIRD of the Articles is hereby deleted and replaced with the following:

> That, effective at 5:00 p.m., eastern time, on December 3, 2014 (the "Effective Time"), this Certificate of Amendment to the Articles of Incorporation, which effects a twenty-five-for-one reverse stock split of the Corporation's Common Stock, shall become effective, pursuant to which each twenty-five (25) shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, such fractional share shall be automatically rounded up to the next whole number.
>
> The total number of shares of all classes of stock which the Corporation shall have the authority to issue following the Effective Time is 55,000,000 shares. The Corporation is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 50,000,000 shares, and the par value of each of the shares of Common Stock is $0.001. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000 shares, and the par value of each of the shares of Preferred Stock is $0.001.

THIRD: Except as expressly amended herein, all other provisions of the Articles, as amended, as filed with the Office of the Secretary of State of the State of Nevada shall remain in full force and effect.

FOURTH: The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Sections 78.315, 78.320 and 78.390 of the Nevada Revised Statutes.

FIFTH: The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 64.37%.

****

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Articles of Incorporation this 3rd day of December, 2014.

By: /s/ Dr. Phillip P. Chan

Dr. Phillip P. Chan
President and Chief Executive Officer

[Signature Page to Certificate of Amendment to the Articles of Incorporation of CytoSorbents Corporation]